                                                               EXHIBIT (a)(1)(v)


                                  MICREL, INC.

                  ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS

Name of Optionee:
                 --------------------------------

Social Security Number (last 4 digits):
                                       ----------

    I have received the Offer to Exchange Certain Outstanding Options to Purchase Common Stock Under the 1994 Stock Option Plan, the 1989 Stock Option Plan and 2000 Non-Qualified Stock Incentive Plan dated November 8, 2002.

    I understand that I am eligible to participate in this exchange program only if I:

        -  am an employee of Micrel on November 8, 2002;

        -  reside in the United States;

        - am not a director, the Chief Executive Officer or the Chief Financial Officer of Micrel;

        -  remain an eligible employee through the expiration of the offer; and

        -  hold at least one eligible option on November 8, 2002.

    I understand that, by choosing to participate in this exchange program, I may only elect to exchange options that have an exercise price of at least $13.00 per share that were granted to me under the Micrel 1989 Stock Option Plan, 1994 Stock Option Plan or 2000 Non-Qualified Stock Incentive Plan. I further understand that I must elect to exchange all or none of the options (defined as the entire option grant) granted to me on a single grant date and at the same exercise price subject to one or more eligible option agreements.

    In return for those options I elect to exchange, Micrel will grant me new options entitling me to purchase

        - if I am an employee who currently holds the position of vice president or higher, one-half of the number of shares of common stock as are subject to the options I elect to exchange and that are accepted by Micrel and cancelled; and

        - if I don't hold a position of Vice President or higher, two-thirds of the number of shares of common stock as are subject to the options I elect to exchange and that are accepted by Micrel and cancelled.

Additionally, if I elect to exchange any options, then I understand that all options granted to me during the six-month period ending as of the commencement of the offer dated November 8, 2002, will also be automatically exchanged, regardless of their exercise price, for new options exercisable for the same number of shares of common stock as are subject to the options that are automatically exchanged and cancelled.

    New options exercisable for fractional shares will not be issued. Instead, any fractional number of new options to be granted to any individual will be rounded down to the nearest whole number. The number of shares of common stock that will be subject to the new options will be subject to adjustment for any stock splits, stock dividends and similar events occurring between the date the options are accepted for exchange and the replacement grant date. These new options will be granted on the first business day that is six months and two days from the date my exchanged options are cancelled (the date on which the new options are granted being referred to as the "replacement grant date"), unless the offer is extended. In order to remain eligible to receive new options, I understand that I must remain employed by Micrel through the replacement grant date and continue to reside in the United States.

    I understand that the exercise price of the new option will be equal to the closing sales price of our common stock as quoted on the Nasdaq National Market on the date preceding the replacement grant date, as reported in the print edition of The Wall Street Journal on the replacement grant date. Each new option issued on the replacement grant date will be vested in the same ratio that the cancelled options would have been vested and will continue to vest on the same vesting schedule as those options elected for exchange, except that if I am a non-exempt employee under the federal wage laws, options granted to me on the replacement grant date will not be vested until the six



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month anniversary of the replacement grant date, at which time the new options will become vested and exercisable in the same ratio that the cancelled options would have been vested. In addition, the new options will have a full ten year term beginning on the replacement grant date. Finally, each non-qualified stock option will be replaced with non-qualified stock options. Each stock option intended to qualify as an incentive stock option, that is elected for exchange will be replaced with an incentive stock option to the maximum extent it qualifies as an incentive stock option under the tax laws on the date of the grant. Except for the exchange ratio, the new option exercise price and the new termination date, the terms and conditions of the new options will be substantially similar to the cancelled options.

    I understand that by participating in the offer, I will not be eligible to receive any other options until the replacement grant date.

    I recognize that, under certain circumstances set forth in the Offer to Exchange Certain Outstanding Options, Micrel may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options elected for exchange but not accepted will remain in effect without change.

    I hereby give up my entire ownership interest in the options listed below and all options granted to me during the six-month period ending as of the commencement of the offer dated November 8, 2002, regardless of their exercise price for new options. I understand all of the options I have elected to exchange will become null and void on Wednesday, December 11, 2002, unless this offer is extended. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable after 5:00 p.m. Pacific Standard Time on December 11, 2002, unless the offer is extended by Micrel in its sole discretion, in which case the offer will become irrevocable upon expiration of the extension.

    I hereby elect to exchange and cancel the following options (an option is defined as all or none of the options granted to me on a single grant date and at the same exercise price):

                                               NUMBER OF
                                                OPTION       OPTION
                                  OPTION        SHARES      EXERCISE
                                GRANT DATE    OUTSTANDING    PRICE
                                ----------    -----------   --------

        1.  Option granted on:                              $
                                 ---------      --------     ------
        2.  Option granted on:                              $
                                 ---------      --------     ------
        3.  Option granted on:                              $
                                 ---------      --------     ------
        4.  Option granted on:                              $
                                 ---------      --------     ------



-------------------------------------                      ---------------------
Optionee's Signature                                               Date


-------------------------------------
Optionee's Name

Participation Instructions:

        1. Complete this form and send it to our office personally or by internal mail, facsimile ((408) 435-2400) or via US Mail to Stock Administrator, Micrel, Inc., 1849 Fortune Drive, San Jose, CA 95131, Attn:
    Andrea Belanger as soon as possible. This form must be received by Andrea Belanger, Stock Administrator for Micrel before 5:00 p.m. Pacific Standard Time on Wednesday, December 11, 2002, unless the offer is extended by Micrel in its sole discretion. Delivery by e-mail will not be accepted.

        2. Ensure that you receive a confirmation of receipt from Micrel within five (5) business days.

Micrel, Inc. hereby accepts this Election Concerning
Exchange of Stock Options form and agrees to honor this election.



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       [Name & Title of Authorized Signatory]                      Date



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